Exhibit 99.2

For Immediate Release

Air Lease Corporation Announces Closing of $1.0 Billion Senior Unsecured Notes Offering

LOS ANGELES, California, March 16, 2012 — Air Lease Corporation (NYSE: AL) (the “Company”) today announced the closing of its previously announced offering of $1.0 billion aggregate principal amount of 5.625% senior unsecured notes due 2017 (the “Notes”).  Due to market demand, the offering was upsized to $1.0 billion from a previously announced offering size of $500 million.  The Notes were sold in an offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), only to qualified institutional buyers and non-U.S. persons outside of the United States in reliance upon Rule 144A and Regulation S, respectively, under the Securities Act.

The Notes will mature on April 1, 2017 and will bear interest at a rate of 5.625% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2012.

The Company intends to use the proceeds of the offering to fund the acquisition of commercial aircraft and for other general corporate purposes.

The Notes have not been registered under the Securities Act or applicable state securities laws and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law.  Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the Securities and Exchange Commission.

About Air Lease Corporation (NYSE: AL)

Launched in 2010, ALC is an aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline partners worldwide through customized aircraft leasing and financing solutions.

Contacts

Air Lease Corporation

Investors:
Ryan McKenna, 310-553-0555
Assistant Vice President, Strategic Planning and Investor Relations
rmckenna@airleasecorp.com

Media:
Laura St. John, 310-553-0555
Media and Investor Relations Coordinator
lstjohn@airleasecorp.com